EX-99(p)(19)

Prudential’s Code of Conduct MAKING THE RIGHT CHOICES MTRC

MESSAGE FROM OUR CHAIRMAN AND CEO At Prudential, we all share a tremendous responsibility and opportunity — to make lives better by solving the financial challenges of ourchanging world. Your commitment to fulfilling our shared purpose and delivering meaningful value to our customers and other stakeholders helps make financial security a reality for millions of individuals and families. To live up to our purpose and deliver on our promises requires that our long-standing pledge to do business the right way remains at the heart of every customer interaction, every decision and every choice we make. Where we operate, who we serve and what solutions we provide will evolve just as our customers’ needs and expectations and our operating environment do. But what will never change — can never change — is our commitment to responsible leadership and working with integrity. “To live up to our Both have defined our approach to business since Prudential was founded nearly 150 years ago. That must continue as we evolve to purpose and deliver address developments like new customer needs and advancements in on our promises technology, and as we grow to serve even more customers around the world. I know I can rely on you to uphold our resolute commitment to requires that our long-always do business the right way. Our Code of Conduct, Making the Right Choices, was developed to standing pledge to do support you in your work every day. It provides a guide to understanding business the right way the ethical business practices we adhere to across the company — from how we operate to how we treat employees, customers and other remains at the heart stakeholders. It identifies the responsibilities we all share in meeting the company’s high ethical standards. In addition, it notes the many of every customer resources available to help as we deliver on our promises. Thank you for your continued contributions and commitment to delivering interaction, every on our promises and fulfilling our purpose. decision and every choice we make.” Charles F. Lowrey CHAIRMAN AND CEO PRUDENTIAL FINANCIAL Making the Right Choices Prudential’s Code of Conduct | 1

Table of CONTENTS

OUR PURPOSE, PRINCIPLES AND CORE VALUES **4**
Our Purpose Unites Us 4
Our Principles Guide Us 4
Our Core Values Are Our Foundation 4

OUR FUTURE IS POWERED BY OUR HERITAGE **5**

WE DO THE RIGHT THING **6**
What Is the Code? 6
Following the Code 6
Leading by Example 7
Seeking Guidance and Reporting Concerns 8
Speaking Up Without Fear 8
Protecting the Integrity of Prudential's Financial Reporting 8
Making the Right Decisions 9

WE CHAMPION AN ETHICAL WORK ENVIRONMENT **10**
Promoting a Work Environment Free from Harassment and Discrimination 12
Valuing and Respecting the Talents of a Diverse Workforce 12
Providing a Safe and Healthy Work Environment 13
Prudential's Commitment to Human Rights 13
Workplace Violence 13
Sustainability at Prudential 14

WE UNDERSTAND OUR RESPONSIBILITIES TO OUR CUSTOMERS **15**
Treating Customers Ethically 16
Keeping Private Information Private 16
Securing Data and Information 16
Caring for Personal and Sensitive Information 16
Artificial Intelligence (AI) 17
Social Media Usage 17

WE DO BUSINESS THE RIGHT WAY **18**
Competing with Integrity 19
Managing Risk 19
Avoiding Conflicts of Interest 20
Protecting Our Assets 20
Safeguarding Prudential Proprietary Information and Assets 20
Protecting Trademarks and Other Intellectual Property 21
Treating Gifts and Entertainment Responsibly 22
Refusing to Pay or Take Bribes or Kickbacks 22
Preventing Money Laundering 22
Insider Information 23
Communicating Responsibly 23
Engaging Third Parties Responsibly 25

ADMINISTRATION OF OUR CODE **26**
Our Policies 27
Disciplinary Action 27
Voluntary Reporting to Government Agencies 27

CONTACT INFORMATION FOR RAISING ETHICAL CONCERNS AT PRUDENTIAL **28**

Making the Right Choices Prudential's Code of Conduct | **3**

OUR PURPOSE, PRINCIPLES AND CORE VALUES Our Purpose Unites Us Our purpose speaks to our nearly 150 years of creating financial opportunities for individuals, families, institutions and communities. It highlights our ability to improve the quality of life for more people through small- and large-scale solutions. We make lives better by solving the financial challenges of our changing world. Our Principles Guide Us While our purpose unites us, our principles guide us in everything we do. Our integrity, long-term focus, our ability to translate the potential of our talent and culture into superior Our Core Values execution, and our expertise in making and keeping promises Are Our Foundation represent Prudential’s unique combination of strengths. Our core values fuel our ethical culture, drive We do the right thing. our behaviors and reinforce our individual Above all, we conduct ourselves in an ethical way, recognizing our role accountability to do the right thing every day as a leader in the global community; we value the trust our customers, and in every way. employees, investors, partners and communities place in us. Worthy of Trust We take a long-term perspective. We keep our promises and are committed to doing business We are committed to making lives better over the long term the right way. by providing solutions that stand the test of time; we anticipate the implications of our decisions now and in the future and take smart risks. Customer Focused We win with talent, culture and execution. We provide quality products and services that meet our customers’ needs. Our diverse talent and inclusive culture give us an advantage in the marketplace and allow us to develop and execute on innovative solutions Respect for Each Other to address our customers’ challenges as they evolve. We are inclusive and collaborative, and individuals with We make and keep promises. diverse backgrounds and talents can contribute and grow. We manage our company well and are able to take on risk for our Winning with Integrity customers; we live up to our commitments; our ability to make lives We are passionate about becoming the unrivaled industry better depends on keeping the promises we make over the long term. leader by achieving superior results for our customers, employees, shareholders and communities. 4 | Making the Right Choices Prudential’s Code of Conduct

OUR FUTURE IS POWERED BY OUR HERITAGE In 1875, Insurance Agent John Fairfield Dryden established the Prudential Friendly Society, the first U.S. company to make life insurance affordable to working-class people. The company sold Industrial Insurance, which provided funeral and burial expenses for low-income families. Since that time, Prudential has remained committed to helping people achieve financial wellness and peace of mind. That commitment extends to our communities and society as a whole. By increasing access to financial solutions, identifying and addressing challenging issues, and driving innovation through impactful investments, we are bringing financial security within reach of more and more people and communities. We have built our company on our proud heritage of keeping the promises we make. Our commitment to doing business the right way is how we continue to earn the trust of our customers, employees, investors, shareholders, regulators, communities and other stakeholders. That trust is one of our most valuable and long-standing assets. It is the foundation upon which we fulfill our purpose to make lives better by solving the financial challenges of our customers in a changing world. In our collective pursuit of that purpose, we welcome change by questioning the status quo and inviting feedback and open dialogue. We relentlessly bring our customers’ perspectives into everything we do. And we embrace new technologies to enhance how we work, compete and exceed our customers’ expectations. We are responsible global citizens who strive each day to conduct business in an environmentally and socially responsible manner. We are committed to partnerships and initiatives that promote sustainability and social and economic development. We welcome and encourage the incredible volunteerism of our global associates. This commitment benefits our stakeholders and the communities in which we live and work. Prudential’s journey to make continuous improvements while working with high standards of ethics and integrity allows us to create value for our stakeholders and to make a positive, lasting difference in the world. Making the Right Choices Prudential’s Code of Conduct | 5

We Do the Right Thing At Prudential, we are committed Following the Code to doing business the right way. Prudential expects its employees, sales associates and others associated with Prudential to understand their Our Code of Conduct, Making responsibilities to work with high ethical standards and the Right Choices, will help integrity, and to support Prudential in doing the right everyone working for or on thing. Our Code of Conduct communicates the general expectations for these behaviors. Specifically, Prudential behalf of Prudential understand expects everyone doing business with or on behalf of Prudential to: our expectations and conduct ï,Š Act in an honest, fair, respectful and ethical manner. business in a way that is ï,Š Make a personal commitment to conduct business with consistent with Prudential’s ethics and integrity, every day, in every situation. ï,Š Act in the best interests of our customers, company, principles and values. employees, partners and other stakeholders. ï,Š Know, understand and comply with the letter and spirit of applicable laws, regulations and policies. What Is the Code? ï,Š Make business decisions based on what is right, not simply what is easy or expedient. The Code of Conduct describes the Treat people professionally and with dignity and respect. company’s values, principles and ï,Š expectations. It serves as a guide to ï,Š Maintain a fair, professional, safe work environment free support our everyday work, and provides from discrimination, intimidation and harassment. an ethical decision-making framework for ï,Š Respect the diversity of each other’s talents, abilities when we are faced with difficult situations. and experiences, value the input of others, and foster an The Code underscores our commitment to environment of trust, collaboration, inclusiveness and doing business with the highest standards candor. of ethics and integrity. Our Code applies ï,Š Report suspected unethical or unlawful behavior promptly. to all employees, officers and directors. See page 8 for reporting resources. We expect third parties doing business ï,Š Complete required company training on time. with or on behalf of Prudential to conduct ï,Š Respect and protect personal, confidential, sensitive and themselves with this same level of honesty material nonpublic information. and integrity. The Code cannot address every issue that may be encountered, so ï,Š Be customer-obsessed and provide excellent customer we must be familiar with its principles and service and, when complaints do occur, take them seriously use it to guide our judgment and inform our and escalate the issues for quick remediation. actions. ï,Š Manage risk by understanding, identifying, communicating and mitigating issues arising out of our businesses. 6 | Making the Right Choices Prudential’s Code of Conduct

Leading by Example Leaders and managers at Prudential have an increased responsibility to lead by example and be role models in the way they act, make decisions, handle concerns and different opinions, and set a rock-solid foundation for the trust that is placed in us by all our stakeholders. At a minimum, we expect all leaders and managers at Prudential to: ï,Š Role model the right behaviors and inspire others to do the same. ï,Š Create and maintain a work environment where everyone understands their responsibilities and that ethical behavior is expected. ï,Š Promote and protect Prudential’s brand, name and reputation. ï,Š Make business decisions based on high ethical standards. ï,Š Establish and maintain controls and procedures that are current, effective and consistent with internal policies and the changing marketplace. ï,Š Recognize, acknowledge and consider ethical behavior when making employment-related decisions, including hiring, promotions, compensation and disciplinary actions. ï,Š Foster a speak-up culture so that everyone is comfortable raising concerns by encouraging open communication, building trust, resolving issues promptly and upholding Prudential’s policy against retaliation. ï,Š Hold team members accountable for completing required company training on time. If you want to be inspired, inspire others.

Seeking Guidance to those who need to know to resolve the issue. Prudential is committed to preventing the recurrence of misconduct. and Reporting Concerns Individuals may also voluntarily communicate with or provide information to government agencies regarding Seeking guidance and raising concerns promptly are potential violations of law without providing notice to or the responsibilities of all employees and sales associates. obtaining approval from Prudential. For more information, If anyone associated with Prudential is aware of or consult Prudential’s policies on reporting concerns and non-reasonably suspects any unethical or unlawful behavior retaliation. or practices, violations of laws, regulations or internal policies — including any accounting, internal accounting controls or auditing matters — the person is obligated to report this information promptly. Reporters do not have to be certain that a wrongdoing or a Prudential values violation has taken place to report it. We want employees and sales associates to raise questions and concerns when you raise in good faith so that they can be addressed. We should continue to escalate our concerns until we feel the concerns concerns are being heard. and we don’t tolerate retaliation against those who do. There are many options for employees, sales associates and others associated with Prudential to report a concern Speaking Up Without Fear or seek advice: We know it takes courage to come forward and share ï,Š Management concerns. Consistent with relevant legal protections, ï,Š Human Resources Prudential strictly prohibits retaliatory, threatening or harassing acts against anyone for reporting in good faith ï,Š Business Ethics Officer & Integrity (Ethics Office) reasonably suspected unethical or unlawful behaviors or ï,Šï Global Business Ethics practices, and anyone participating in an investigation. ï,Š Ethics Help Line or Website https://prudential.ethicspoint.com Protecting the Integrity of (Reporters may choose to remain anonymous where permitted by local law; see page 28 for additional Prudential’s Financial Reporting information about reporting help lines.) Accurate and timely financial and accounting records are ï,Š Compliance or Legal Contact critical to the effective management of Prudential. We Be confident that Prudential takes questions and concerns require that appropriate controls are in place to protect seriously. Prudential ensures that appropriate procedures the integrity and reliability of our financial reporting and, where applicable, grievance mechanisms are in place information, and we comply with all applicable financial to receive, escalate and resolve concerns promptly and reporting and accounting laws. We do not permit the appropriately. Prudential investigates reports of misconduct integrity of our records to be compromised in any way. thoroughly and confidentially, disclosing information only 8 | Making the Right Choices Prudential’s Code of Conduct

Making the Right Decisions

If we face a difficult decision or are unclear what to do in a situation, following these steps can help us make decisions that will preserve the trust that others have placed in us.

PAUSE

Pausing before we act to consider how to approach the situation can help avoid hasty decisions and rationalizations and provide clarity on a course of action.

THINK

These questions can help us think through the various intended and unintended consequences of our actions or decisions:

Is it consistent with the law, internal policies, standards, procedures and guidelines?

Is it in the best interests of our customers, company, employees and other stakeholders?

Would it be okay if everyone did it?

If we can do it, should we do it?

Would I be proud if this action or decision was in the news?

ACT

Answering no to any of these questions may result in serious consequences. Act by discussing the situation promptly with management, human resources, compliance, law or the Ethics Office. These resources are available to provide guidance on making sound decisions for the long-term benefit of our stakeholders. There may also be times when the issue needs to be further escalated to arrive at a decision.

QUESTION: **You don't work in finance, but you suspect that our record keeping on a large initiative is not accurate. Is the financial integrity of Prudential's records your responsibility?**

ANSWER: Yes. Accuracy in record keeping is not the job of a particular function. We are all responsible for making sure that our company records are accurate, complete and appropriately documented. If you suspect an issue, it's your obligation to report it.

QUESTION: **You see a colleague do something that you think may be a violation of a Prudential policy, but you're not sure and it doesn't directly affect you. Should you say anything?**

ANSWER: Yes. We rely on everyone associated with Prudential to report suspected violations of law, regulation or policy, or unethical behavior even if it doesn't affect the employee making the report. A violation, left unreported, can cause damage to our reputation and puts our colleagues, our customers and the company at risk. Depending on what it is, it can also lead to regulatory and legal consequences. Even if you're not sure, make a confidential report of concerns and suspected violations. It's your responsibility. Prudential requires it and depends on our employees, sales associates and others to raise concerns. You may also voluntarily communicate with or provide information to government agencies regarding potential violations of law without providing notice to or obtaining approval from Prudential.

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We Champion an ETHICAL WORK ENVIRONMENT Prudential is committed to policies and practices that foster a work environment that upholds the highest standards of integrity. We are dedicated to creating an inclusive and respectful environment where we value each other’s contributions and believe that everyone should have an equal chance to succeed — this is essential to achieving our purpose.

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Promoting a Work Environment Free QUESTION: There’s a person in your group who makes offensive jokes. You keep telling from Harassment and Discrimination him not to do this, but he keeps ignoring you and says you have no sense of humor. Prudential expects a work environment that is free from What should you do? harassment of any kind or any other offensive or disrespectful conduct that makes employees feel uncomfortable. Our company ANSWER: You should report this to complies with all local laws prohibiting harassment and expects management, human resources, your that our employees and sales associates will do the same in all business ethics officer, or the Ethics Office. situations. The responsibility for maintaining a fair, professional Prudential is committed to a safe and and safe work environment free from discrimination, intimidation respectful work environment. All Prudential and harassment belongs to everyone associated with Prudential. employees are expected to conduct themselves professionally, to respect We will not tolerate unlawful discrimination of any kind in any others at all times, and to contribute to a productive work environment that is free aspect of the employment relationship, or when conducting from harassing behaviors. Prudential business. This includes, but is not limited to, recruiting, hiring, compensation, access to training, promotion, discipline, termination of employment, work-related social activities, and other terms and conditions of employment. Prudential also will not tolerate any conduct that creates an intimidating or hostile working environment, or that interferes with work performance. This includes any conduct that occurs on or off Prudential facilities. We also will not tolerate retaliation against anyone who complains in good faith about behavior or practices that are inconsistent with Prudential internal policies, standards, procedures and guidelines. Prudential provides employment and advancement opportunities to all qualified individuals in accordance with applicable laws. When bringing new employees into the company, Prudential recruits and hires individuals in compliance with applicable laws, with a commitment to fairness to all candidates. Prudential hires individuals based on their job-related qualifications, merit and competence. The company has specific protocols for hiring individuals in each local operation and related to each job responsibility. For more information, consult Prudential’s policies on anti-discrimination, anti-harassment, and non-retaliation. QUESTION: As the manager responsible for hiring, you’ve been reviewing resumes Valuing and Respecting the Talents of candidates for a role involving communications with external parties. You of a Diverse Workforce and key members of your team have held interviews with promising candidates and At Prudential, we strongly believe that talent from different narrowed down the individuals to the top backgrounds and experiences provides the right mix of skills and three. The clear choice is a woman, and if expertise that allows us to grow and fulfill our purpose. For this hired, she would be the first woman to ever reason, we actively seek out employees, vendors and business hold the position. Should that factor into relationships from a deep and diverse pool of accomplished your decision? professionals eager to build on Prudential’s respected name in ANSWER: No. Managers must make all the financial services industry. What’s more, we strive to make hiring decisions based on an applicant’s Prudential an employer of choice through initiatives that support, qualifications and without regard for gender inform, develop and increase the culture of inclusion that creates or any other protected characteristic. a work environment where all are empowered to contribute to our success. Through these efforts — which also extend to our surrounding communities — we honor the power of our people. 12 | Making the Right Choices Prudential’s Code of Conduct

Providing a Safe and Healthy QUESTION: You sit next to one of Work Environment your colleagues and have observed her drinking alcohol and taking some pills Prudential is committed to creating and sustaining a culture during working hours. As part of her job that optimizes workplace health, well-being and safety. Everyone responsibilities, she often drives from office associated with Prudential is responsible for knowing and following to office during the day. You are concerned. our guidelines and any directions given by Prudential’s security and What should you do? facilities staff, and reporting situations or conditions that threaten health or safety to the appropriate area or their manager. ANSWER: You should not compromise when it comes to the safety of our As an employer, we comply with all applicable regulations. employees and work environment. Share your concerns with your manager, human Prudential’s Commitment resources or the Ethics Office so that Prudential has an opportunity to provide to Human Rights support, if needed, to this employee. Prudential is fully committed to supporting and respecting the protection of internationally proclaimed human rights, and ensuring the company is not complicit in any abuse of human rights around the globe. We believe we operate in accordance with the United Nations Universal Declaration of Human Rights and the International Labour Organization’s core conventions, and recognize and support the United Nations Guiding Principles on Business and Human Rights. A fundamental part of Prudential’s culture is the respect for and commitment to human rights. We expect all customers, employees, agents, and business and supply chain partners will be treated with respect and dignity, and that our interactions with others will be free from abuse, discrimination and corruption. We do not tolerate forced labor, child labor, prison labor, human trafficking or slavery in any form. We expect that our business and supply chain partners similarly respect human rights and reject abuses of human rights. Workplace Violence Prudential is committed to maintaining a violence-free work environment. The company will not tolerate violence or threats of violence of any kind and will respond appropriately to ensure the maintenance of a safe and professional workplace. Workplace violence is any conduct that is sufficiently severe, offensive or intimidating to cause an employee to reasonably fear for their personal safety, the safety of their family, friends or coworkers, or damage or destruction of property. Further, it includes such behavior that results in a hostile, abusive or intimidating work environment. It is important to recognize and report behaviors of concern observed in the workplace. We can all help each other create a safer work environment and prevent workplace violence. Please contact Global Security, email: gscc@prudential.com, your local Security Services or Human Resources contact, or make an Ethics report at prudential.ethicspoint.com. Making the Right Choices Prudential’s Code of Conduct | 13

Sustainability at Prudential Since Prudential’s founding nearly 150 years ago, delivering on our promises has required a sustainable business approach. Today, we recognize that proactively addressing our environmental impact is important to our long-term success and to the success of our many stakeholders. Actively evaluating and managing operational and investment risks position us to meet the opportunities and challenges — including the financial challenges — that a changing climate presents. Since setting our first operational emissions reduction target in 2007, Prudential has been working to improve our environmental efficiency, strengthen our climate resiliency, and engage our stakeholders on relevant sustainability issues. Our annual Sustainability Report offers details on our environmental stewardship practices and progress toward our climate-related goals, in addition to disclosures on important societal engagement and governance topics such as product innovations, employee well-being, cybersecurity, ethics and compliance, and more. Every employee has a role to play in our progress, whether that is using natural resources responsibly — electricity, travel, water, recycling, waste — or helping to foster a fair and equitable work environment or supporting the financial security of our customers. The everyday actions at the heart of Making the Right Choices underpin the foundation of trust that fuels our continued progress. For more information, consult Prudential’s Sustainability Report. 14 | Making the Right Choices Prudential’s Code of Conduct

We Understand Our RESPONSIBILITIES to Our CUSTOMERS We believe that doing the right thing means we focus on bringing our customers’ perspective into everything we do. It means putting our customers first —listening and responding to what they want and need, personalizing the customer experience and anticipating their future needs. We expect that every employee and sales associate at Prudential will create a positive experience for our customers as we help them solve their financial challenges.

Treating Customers Ethically QUESTION: You are a sales associate for Prudential. You notice a piece of In addition to complying with applicable laws and regulations, we information is missing from a form expect everyone associated with Prudential to hold themselves to signed by your customer. Since you know high ethical standards. We are expected to act professionally and what should be filled in based on your respectfully, to listen carefully and quickly respond to customer conversation with the customer, should inquiries and requests, and to produce high-quality products, you complete the form yourself? solutions and services. ANSWER: If the customer — not the We use fair and honest practices in advertising, marketing and sales associate — is required to fill in that customer service interactions, provide customers with clear, information, you should not complete the accurate information and deliver on our short- and long-term form. You should inform the customer promises. Prudential’s internal policies specify how Prudential’s that the application is not yet complete and cannot be submitted for processing products, services and solutions can be marketed or sold. We have until he or she completes all the necessary strict guidelines regarding the required licensing, communications information. When an organization and and behavior of those who have the significant responsibility for an individual do the right thing instead of selling our products, services and solutions. what’s easier or expedient, both gain the value of a reputation for integrity. Customer complaints are promptly reported, reviewed and resolved in accordance with company policies and applicable laws. For more information, consult Prudential’s policies on sales practices. Keeping Private Information Private Securing Data and Information We are diligent about protecting the data entrusted to us and our operating environment. Prudential’s global information security and privacy programs establish controls and standards concerning the collection, use, storage, transfer and security of data. To best protect our customers’ and the company’s interests, those with access to Prudential systems are expected not only to know their responsibilities in supporting the company’s data protection efforts, but also to understand the specific ways they can help prevent cyberattacks and/or privacy breaches. For example, we should know the source before opening emails and attachments. Further, we should not send Prudential business records, including emails, to personal or other non-business-related external accounts or repositories. We continually evaluate and evolve the technologies, processes, controls and intelligence to prevent, detect and respond to cyber threats and attacks. Everyone associated with Prudential is expected to report activity that puts our data and operating systems at risk. Advances in analytics and data collection bring many benefits to individuals and organizations, such as personalized service, detection of fraud or abuse and efficient use of resources. At Prudential, we are committed to ethical data collection and use through trustworthy and sustainable data practices. Caring for Personal and Sensitive Information To retain the trust placed in us, it is our duty to protect the personal information of our customers, employees and others with whom we conduct business. We respect and honor their privacy as described in our policies and in accordance with applicable laws. 16 | Making the Right Choices Prudential’s Code of Conduct

We protect information that identifies an individual (e.g., name, address, date of birth, or unique national identifiers such as a U.S. Social Security Number or resident registration number, or driver's license number) that could be used to authenticate a user or provide access to an account (e.g., user name, email address, password, PIN, identification number, answers to security questions), or is specific to or about an individual that might be sensitive (e.g., personal medical or health information, biometric information (voiceprints, fingerprints, etc.), policy/account number, policy/account value).

Employees and all others associated with Prudential who have access to personal information are required to keep this information secure and confidential, to use it in accordance with applicable privacy notices and to restrict access to those who have proper authorization and a legitimate business need to know. For more information, consult Prudential's privacy policies.

Prudential informs its customers, employees and others with whom we conduct business about our privacy practices through several channels and works to honor individual rights as required by applicable laws and regulations. We provide privacy notices to consumers, employees and customers consistent with legal requirements and explain how Prudential generally collects, uses, stores, transfers and safeguards personal information. Similarly, Prudential's online privacy statements outline how Prudential collects, uses and safeguards information that may be gathered through online interactions.

Artificial Intelligence (AI)

An AI system makes content, predictions, recommendations or decisions influencing real or virtual environments based on a given set of human-defined objectives. AI systems are designed to operate with varying levels of autonomy. At Prudential, AI helps us create and preserve value for our customers, employees and investors. Prudential's Ethical Principles for AI provide the foundation for trust and transparency throughout our design, development, purchase, validation, deployment, use and monitoring of AI.

Social Media Usage

Prudential recognizes the importance of communicating with clients, customers, colleagues and the public through digital media, including social media platforms. While social media can be an effective way to connect with others, it must be done in compliance with all applicable laws, rules and regulations, the policies and terms of the online/social networking venue, and Prudential policies, standards and guidelines, as well as Prudential's Anti-Discrimination, Anti-Harassment and Non-Retaliation policies. Please contact Prudential Communications at prudential.communications@prudential.com if you see or receive concerning posts or comments about the company's business or affairs. Do not respond directly. For more information, consult Prudential's policies on social media, digital communications and acceptable use.



QUESTION: **You posted comments on Facebook and Instagram about a business conversation you had with a Prudential customer and mentioned that customer by name and stated she is a customer. You did not reveal any other information, so that was okay to do, right?**

ANSWER: No. This is a violation of the company's privacy policy. Prudential requires that all personal information about its customers and employees — and employees of our vendors and business partners — be kept secure and confidential, including the fact that a customer relationship exists.



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We Do Business the Right WAY Prudential’s long-term perspective as to how we conduct business is one of the reasons we have been around for nearly 150 years. Selling products, solutions and services we can be proud of, making ethics and integrity a priority in our business practices, and requiring high ethical standards of third parties are some of the ways we will sustain our business over the long term and keep the promises we make.

Competing with Integrity QUESTION: You think a senior leader is Prudential does not engage in conduct that interferes with free abusing his or her power to cover up a and fair competition or otherwise may violate antitrust and mistake that was made with a project. unfair competition laws. We must not use, disclose or obtain What should you do? any confidential information to or from competitors, except ANSWER: The level of an employee or through proper benchmarking or other approved methods that associate at Prudential does not excuse are intended to comply with antitrust laws. We do not utilize the behavior inconsistent with our Code of intellectual property of others without having the appropriate Conduct. You should report the concern; rights. For more information, consult Prudential’s policies on it’s your responsibility. Prudential will anti-trust, anti-competition, intellectual property, and third-party review the concern without regard to the ownership, protection and use. level of the potential offender. Leaders will be held to higher standards of conduct, as Managing Risk they should role model the right behaviors. Prudential is in the business of managing risks. We are committed to understanding, identifying and mitigating risks that may arise out of the services we perform and the products we sell/administer. We bring together a broad array of talent QUESTION: You used to work as an IT and expertise across the organization to collaborate and analyze consultant before you were hired by potential outcomes and decisions to effectively manage risk. Prudential. You want to continue working We also periodically review and assess our risks and programs. with your clients during the evenings Prudential expects each of us to timely communicate and and weekends. None of your clients escalate any questions or disagreements about the risks we are are customers of or in competition with taking or the ways in which we are managing risk. Prudential. Is this permitted? ANSWER: It depends. You will need to disclose all the relevant details regarding your outside business activity to your manager and other approvers, who will decide if there is an actual or potential conflict. Given that your business is not competing with Prudential, nor sharing the same customers, it is possible you may be allowed to continue your outside business, but with specific conditions, such as not doing this business on company time, not using company resources or not holding yourself out as a Prudential employee while working with your clients. Making the Right Choices Prudential’s Code of Conduct | 19

Avoiding Conflicts of Interest QUESTION: You are employed by Prudential and are responsible for hiring All employees, directors and sales associates are required to disclose third parties for company projects. You any activities, interests or affiliations that conflict with or appear to receive a bid from a company owned by conflict with the interests of Prudential, its shareholders, customers your neighbor and friend. What should or other stakeholders. This may include personal investments, you do? business dealings, relationships, political contributions, involvement in certain crimes, family activities or outside activities — such as ANSWER: You need to avoid creating a personal conflict of interest, or the second jobs or sitting on a board — that may impact their objectivity appearance of one, in business dealings. or ability to make impartial business decisions, or that may The company’s interests have to come first. jeopardize Prudential’s ability to conduct business. You should disclose to your manager that We are also required to identify and document institutional conflicts you have a relationship with the owner. You may need to recuse yourself from of interest that may arise within Prudential. Institutional conflicts the selection process. The company’s bid of interest are situations in which the company has an incentive should be given the same consideration to serve one interest at the expense of another. Examples include as other third parties so that the most serving the company’s interest over the customer’s interest and appropriate service provider for the project serving one customer to the detriment of another customer. For more is selected. information, consult Prudential’s policies on conflicts of interest. Protecting Our Assets Safeguarding Prudential Proprietary QUESTION: You are attending a weekly Information and Assets continuing education business class. Your Prudential’s assets include everything that the company owns or professor thinks it is important for students uses to conduct business. Employees and sales associates are to use real-world examples in class. You have heard that the company might be entrusted with the care of these assets and must be proactive in acquiring a company in the life insurance safeguarding them from loss, damage, theft, waste and improper area. If you do not tell anyone the name use. Protecting proprietary information and assets is critical to of the company being considered for preserving Prudential’s reputation and to meeting our obligations to purchase, can you share this information our customers, shareholders and other stakeholders. We are expected with your classmates? to take appropriate measures to protect confidential, privileged, proprietary and sensitive business-related information. We only share ANSWER: No, you may not share this type of information on a need-to-know basis and in furtherance this information. This information is of Prudential business. confidential. Premature disclosure of sensitive company information could To help us protect our assets, be mindful of ethical standards, cause the company harm and may be unlawful. You must be careful not laws, and preferred business practices when engaging in business-to discuss confidential or material related communications, regardless of the form (written, email, nonpublic information, such as a potential intranet or internet, conversation or in presentations). For more acquisition, in public places. It is also information, consult Prudential’s policies on digital communications important not to reveal confidential and acceptable use. information to anyone who does not have a need to know. This includes co-workers, sales associates, business partners, consultants, nongovernmental third parties and personal acquaintances. 20 | Making the Right Choices Prudential’s Code of Conduct

Protecting Trademarks and Other Intellectual Property QUESTION: Your friend, a former The Prudential and PGIM names and iconic Rock symbol Prudential colleague, now works for a competitor. She wants to recreate for her represent the relevance, expertise and strength of Prudential’s new employer some forms and spreadsheets business. Prudential’s brand and other intellectual property are she created while working at Prudential. significant and valuable corporate assets that must only be used She asks you for electronic copies of the for permissible purposes. To maintain the value and integrity documents. Is it okay to send them to her? of Prudential’s intellectual property, employees and all others associated with Prudential are expected to implement appropriate ANSWER: No. Even though the materials controls and to seek permission before using or allowing others to were created by the former employee, use Prudential’s intellectual property. they belong to the company. Sending this information would be a breach of your obligations to Prudential, would violate our Code of Conduct and our policies, and could potentially create legal consequences. Employees must keep all Prudential information secure and must not disclose it to anyone inside or outside of the company unless they are expressly authorized to do so or the disclosure is made to voluntarily provide information to a government agency regarding potential violations of law. You should know and understand your obligations to Prudential regarding confidential and proprietary information. Making the Right Choices Prudential’s Code of Conduct | 21

QUESTION: Our new vendor wants to send Treating Gifts and a welcome gift card to each member Entertainment Responsibly of your department as a thank-you. They ask for a list of the members of your team The exchange of gifts and offers of entertainment are common and their work email addresses. What business practices, but sometimes a well-intentioned gift or should you do? offer can be misinterpreted or suggest something improper. Prudential employees and sales associates are expected to know ANSWER: Before doing anything, check the anti-corruption and anti-bribery policy and understand the guidelines governing gifts and entertainment to determine if the gift or entertainment applicable to them and to avoid any action that can be perceived is possible. Then connect with your law as improper or giving them or the company an unfair advantage. or compliance partner on any additional Prudential also expects its employees and sales associates to follow compliance or privacy issues. the applicable guidelines for political contributions and entertaining politicians and government officials. For more information, consult the gift and entertainment guidelines found in Prudential’s policies on gifts and entertainment and anti-corruption and anti-bribery. Refusing to Pay or Take Bribes or Kickbacks Prudential has policies that expressly define and prohibit bribery, corruption and facilitation payments. Everyone representing Prudential, regardless of level or function, is responsible for understanding and complying with Prudential’s policies, the Foreign Corrupt Practices Act and the applicable local anti-bribery/anti-corruption laws. For more information, consult Prudential’s policies on anti-corruption and anti-bribery. Bribery usually involves giving or offering money, a gift or something else Preventing Money Laundering of value in order to obtain or retain a commercial advantage or to induce or Generally, money laundering involves disguising assets/money reward the recipient for acting improperly obtained through illegal means by moving them through legitimate or where it would be improper for the channels such as banks, broker-dealers and insurance companies recipient to accept the benefit. Bribery can to clean (launder) the assets/money. Money laundering may be used also take place where the offer or giving to convert and launder illicit proceeds from a wide range of illegal of a bribe is made by or through a third activities. party, e.g., an agent, representative or intermediary. Both the giving and receiving Prudential will not knowingly engage in financial transactions that of bribes are prohibited. involve proceeds from unlawful activity or that support terrorist activities (commonly referred to as “money laundering” or “terrorist Corruption is any activity that financing”) or engage in any transaction in violation of U.S. Office involves misusing position of power for an of Foreign Assets Control regulations or similar laws in non-U.S. improper personal or business advantage, jurisdictions. Given the important role we play in detecting and whether in the public or private sectors. preventing money laundering in our daily work, we are expected to know Prudential’s customers, to maintain required well-documented Facilitation Payment is a information throughout the relationship and to know the nature and payment, typically small in nature, made purpose of all financial transactions. For more information, consult to secure or expedite the performance of Prudential’s policies on anti-money laundering and sanctions. a routine or necessary action to which the payer has legal or other entitlement. 22 | Making the Right Choices Prudential’s Code of Conduct

Insider Information Prudential recognizes that trading based on material, nonpublic (or “inside”) information is not only unfair, it is illegal. Employees, directors and others may have information about our company, or companies with which we work, that is not known by the public but, if it was, might influence someone to buy, sell or hold stock. That knowledge makes us insiders, and trading on this inside information is against the law. Employees, directors and relevant third parties are responsible for knowing the types of information considered inside information. Examples include nonpublic information about mergers or acquisitions, sales or earnings results, financial forecasts, changes to the executive management team, pending lawsuits, or major wins or losses. For more information, consult the company’s policies on insider trading. QUESTION: You saw a blog post that is Communicating Responsibly critical of one of our products and contains misinformation. Should you respond and provide correct information on behalf of Prudential expects its employees and sales associates to use its Prudential? digital communications and internet connections in a lawful and ethical manner consistent with internal policies and standards. ANSWER: No. Unless you are an authorized These policies may also apply to use of personal electronic devices spokesperson, you should notify Prudential that are connected to Prudential’s systems. Communications and they will address the situation. Employees and sales associates are required to use Prudential systems to send and receive all substantive business communications. While employees should avoid using these systems for non-business purposes, occasional personal use of Prudential systems is permitted if it does not interfere with Prudential’s business and is not otherwise prohibited by internal policies and standards. Employees and sales associates should not expect privacy when using Prudential systems. Only certain employees are authorized to communicate on behalf of Prudential. Please refer all media requests to Prudential Communications at prudential.communications@prudential.com or a local Communications contact. Making the Right Choices Prudential’s Code of Conduct | 23

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Engaging Third Parties Responsibly Prudential does business with third parties who must conduct themselves with high standards of ethics and integrity. Prudential has established governance for assigning and managing risks. We require third-party arrangements that are negotiated and in the best interests of Prudential, which are granted based on merit using fair and ethical processes. Through third-party risk management standards, we define a framework and requirements for a comprehensive program to effectively and consistently manage risks throughout the third-party life cycle. Prudential is committed to conducting business in an honest and ethical manner and with the highest standards of integrity and accountability in all countries in which we operate. As set out in Prudential’s Supplier Code of Conduct, we expect that our contractors, consultants and vendors (collectively, “Suppliers”) conduct themselves with this same level of honesty and integrity in the provision of all goods, services and business activities undertaken for the company. Consistent with its values, Prudential expects Suppliers to demonstrate their commitment to ethical, humane, socially responsible and legally compliant business practices. The Supplier Diversity Program at Prudential provides opportunities for qualified U.S. businesses owned by people of diverse backgrounds to engage Suppliers to our company. Prudential’s Supplier Diversity Program uses several classifications for diverse Suppliers, including business enterprises owned by minorities, women, veterans, service-disabled veterans, people with disabilities, LGBTQ+, and small or local firms. Prudential expects Suppliers to incorporate these principles of supplier diversity in their operations as well as when making their subcontractor decisions. Making the Right Choices Prudential’s Code of Conduct | 25

Administration of OUR CODE Prudential’s Code of Conduct, Making the Right Choices, is a guide to assist in making ethical decisions. While not intended to be all-inclusive, or to address every situation that may arise in the conduct of Prudential’s business, it provides a framework and structure to guide business decisions and to meet the company’s ethical standards. High standards of ethics and integrity are core to our purpose-driven journey to tackle the toughest problems so that we can help change the world for the better.

The Code applies to the extent permissible under the laws and/or regulations of the countries where we do business. If any portion of Making the Right Choices is inconsistent with any law and/or regulation, such law and/or regulation shall prevail. Reference to “regulations” in Making the Right Choices includes laws, codes and other similar requirements. Employees and sales associates should contact their compliance and/or legal contacts for further information as needed. The Code, like all Prudential’s policies, is not intended to constitute or create a contract of any type between Prudential and its employees, sales associates or anyone else providing services to or acting on behalf of Prudential. Our Policies Prudential maintains a well-controlled operating environment including a series of formal policies. They are designed to guide employees and sales associates in the conduct of Prudential business. Some policies even apply to the actions of our family members, such as those that relate to conflicts of interest and securities trading. Adherence to all internal policies is critical to our ability to make the right decisions and fulfill our purpose. Employees and sales associates are expected to consult other applicable internal policies, standards and procedures specific to their businesses and corporate centers as well as other materials, such as compliance manuals, human resources policies, expense manuals, etc. These resources may be available electronically or can be obtained, as applicable, from management, human resources, or compliance and/or legal contacts. These resources can help in understanding Prudential’s expectations. Board members and associates of affiliated companies in which Prudential controls a majority stake are also subject to Prudential policies. In many instances, third parties and contractors who do business with Prudential will also be asked to affirm that they understand and agree to comply with terms of engagement that encompass the principles set forth in these policies. Disciplinary Action Prudential uses disciplinary processes that treat employees and sales associates fairly. Behavior inconsistent with the company’s Code of Conduct, policies, laws and/ or regulations may lead to disciplinary action, up to and including termination, unless otherwise prohibited by applicable law. The company pursues those who attempt or commit crimes and other unlawful acts and refers them for prosecution or to government agencies, as appropriate. Voluntary Reporting to Government Agencies All individuals who are subject to this Code of Conduct and Prudential policies may voluntarily communicate with or provide information to government agencies regarding potential violations of law without providing notice to or obtaining approval from Prudential. Nothing in this Code of Conduct is intended to or should be interpreted to preclude any individual from exercising these rights. Making the Right Choices Prudential’s Code of Conduct | 27

CONTACT INFORMATION FOR RAISING ETHICAL CONCERNS AT PRUDENTIAL

External ethics reporting website: **https://prudential.ethicspoint.com**

Help Lines are operated by independent third parties and are available 24 hours a day, 7 days a week in multiple languages. Reporters may choose to remain anonymous where permitted by local law. In some countries, the scope of what is permitted to be reported through the Help Line may vary.

Argentina	0800-444-3653
Austria	0800-298875
Belgium	0800-71-268
Brazil	0800-891-2823
Brazil Local Statutory Line	0800-377-8045
Canada	888-847-5288
China	
North	400-120-8500
South	400-120-8500
France	0800-909106
Germany	0800-182-2978
Hong Kong	800-930264
India	022-5097-2955
Indonesia	021-50918401
Ireland	1-800-946-552
Italy	800-902-527
Japan	0066-33-830194
Korea	00798-11-002-3653
Luxembourg	80024603
Malaysia	1-800-885-523
Mexico	1-800-880-1739
Netherlands	0808-234-2695
Singapore	800-1101-707
Spain	900751383
Switzerland	0800-333-005
Taiwan	00801-104-229
United Kingdom	0808-234-2695
United States	800-752-7024

Global Business Ethics Mailing Address:
Prudential Financial, Global Business Ethics & Integrity
751 Broad Street, Newark, NJ 07102, USA
ethics@prudential.com

28 | **Making the Right Choices** Prudential's Code of Conduct

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Global Business Ethics & Integrity, 751 Broad Street, Newark, New Jersey 07102, USA, ethics@prudential.com, (800) 752-7024 Prudential Financial, Inc. of the United States is not affiliated in any manner with Prudential plc, incorporated in the United Kingdom, or with Prudential Assurance Company, a subsidiary of M&G plc, incorporated in the United Kingdom. Rev. May 2024